Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:

MEDIA COMMUNICATIONS	INVESTOR RELATIONS
Amy Bass	Jan Watson
Director of Corporate Communications	Secretary — Treasurer
417-625-5114	417-625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

EARNINGS REPORT AND DECLARATION OF DIVIDENDS

JOPLIN, MO, April 28, 2005—(NYSE:EDE)  At the Board of Directors meeting, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable June 15, 2005, to holders of record as of June 1, 2005.

The Empire District Electric Company reported a loss for the first quarter of 2005 of $(0.2) million, or $(0.01) per share, as compared to earnings in the same quarter of 2004 of $1.6 million, or $0.06 per share. Earnings for the twelve months ended March 31, 2005 were $20.0 million, or $0.78 per share.  This compares to earnings of $25.4 million, or $1.08 per share, for the twelve months ended March 31, 2004.

For the quarter, revenues were $2.3 million higher, as compared to the first quarter of 2004, positively impacting earnings per share by an estimated $0.06. Electric revenues increased $1.5 million. The effect of increases in off-system electric sales, continued customer growth and higher Missouri rates, effective March 27, 2005, had a positive impact on electric revenues, offsetting the effects from less favorable weather. Revenues from non-regulated businesses increased $0.8 million.

 Earnings declined for the first quarter of 2005 as compared to the same period in 2004, primarily as a result of  increases in total fuel and purchased power costs.  These costs increased $3.7 million, reducing earnings per share by an estimated $0.10, primarily due to increases in the cost of natural gas.  Increased operating expenses also negatively impacted earnings by $0.03, primarily due to increased health care, pension and non-regulated business expense.

Total revenues for the twelve months ended March 31, 2005 were $2.0 million higher, positively impacting earnings per share by $0.06.  Electric revenues increased $0.4 million  when compared to the twelve months ended March 31, 2004.  The effect of rate increases and customer growth were offset by less favorable weather.  Revenues from non-regulated businesses increased $1.7 million.

Total fuel and purchased power costs increased $4.6 million, for the twelve  months ended March 31, 2005, reducing earnings per share by an estimated $0.13. Increased non-regulated and health care expenses reduced earnings by an estimated $0.08 and $0.04 per share, respectively. Increased depreciation and property taxes reduced earnings by an estimated $0.05 and $0.03, respectively.  Earnings also declined due to an estimated $0.07 per share dilutive effect from additional outstanding shares, primarily attributable to the sale of 2.3 million shares of common stock in December 2003 and January 2004.  Decreases in interest expense had an estimated $0.04 per share positive impact on earnings.

—more—

The Company today announced its plans to file a request on April 29, 2005 with the Kansas Corporation Commission (KCC) for changes in rates for its Kansas electric customers.  The last rate adjustment for Kansas electric customers was effective July 31, 2002.  Since that time, Empire has finished construction of two, 50-megawatt FT8 peaking units at its Energy Center Plant, witnessed substantial increases in the cost of natural gas it uses to generate electricity, issued 2.3 million shares of common stock, and made significant additions and improvements to serve its customers.

Bill Gipson, President and CEO, will host a conference call Friday, April 29, 2005, at 10:00 a.m. Eastern Daylight Time to discuss earnings for the first quarter and twelve months ended.  To phone into the conference call, parties in the United States should dial 1-800-510-9834 (International 617-614-3669), passcode # 25310281, any time after 9:45 a.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com.  A replay of the call will be available for two weeks by dialing 1-888-286-8010 (International 1-617-801-6888) and entering passcode # 41823751.  Forward looking and other material information may be discussed during the conference call.

THE EMPIRE DISTRICT ELECTRIC COMPANY

FINANCIAL HIGHLIGHTS

	Quarter Ended March 31		Twelve Months Ended March 31
	2005	2004	2005	2004
Operating Revenues	$79,535,000	$77,232,000	$327,843,000	$325,831,000
Net Income	$(250,000)	$1,578,000	$20,020,000	$25,383,000
Weighted Average Common Shares Outstanding — Basic	25,741,887	25,283,414	25,581,294	23,510,589
Weighted Average Common Shares Outstanding - Diluted	25,741,887	25,344,865	25,626,830	23,563,771
Earnings Per Weighted Average Share of Common - Basic	$(0.01)	$0.06	$0.78	$1.08
Earnings Per Weighted Average Share of Common - Diluted	$(0.01)	$0.06	$0.78	$1.08

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.